UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant   ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Forbes Energy Services Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 25, 2019
Dear Fellow Stockholder:
The accompanying proxy is solicited by the board of directors (the “Board”) of Forbes Energy Services Ltd., a Delaware corporation (the “Company”), for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Friday, June 7, 2019 at 9:00 a.m., Central Daylight Savings Time, at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas 77002. For those of you who cannot be present at the Annual Meeting, we urge that you participate by indicating your choices on the proxy form provided to you and completing and returning it at your earliest convenience. If you sign and return your proxy form without specifying your choices, it will be understood that you wish to have your shares voted in accordance with our Board’s recommendations.
This booklet includes the Notice of Annual Meeting of Stockholders and the Proxy Statement, which contains details of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement and to ask questions about our operations and the Company.
Our Form 10-K, filed with the Securities and Exchange Commission on April 1, 2019 provides additional information regarding our financial results for the fiscal year ended December 31, 2018. A copy of the Form 10-K is available at www.forbesenergyservices.com or may be requested from our Secretary as described elsewhere in the Proxy Statement.
The shares represented by each valid proxy received by the Company on the form solicited by the Board will be voted in accordance with instructions specified on the proxy. A stockholder giving a duly executed proxy may revoke it before it is exercised by filing with or transmitting to the Secretary of the Company an instrument or transmission revoking it, or a duly executed proxy bearing a later date.
In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, or the Internet. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.
All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.
It is important that your shares are represented at the Annual Meeting, whether or not you are able to attend personally. Accordingly, please complete, sign, date and return the proxy form as promptly as possible in the envelope provided, or submit your proxy by Internet, as described in the proxy form. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.
On behalf of our Board, thank you for your cooperation and continued support.

Sincerely,

/s/ John E. Crisp
John E. Crisp
Chairman, President and
Chief Executive Officer

Notice of Annual Meeting of Stockholders
June 7, 2019
Notice is hereby given that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Forbes Energy Services Ltd., a Delaware corporation (the “Company”), will be held on Friday, June 7, 2018 at 9:00 a.m., Central Daylight Savings Time, in the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas 77002, for the following purposes, as more fully described in the accompanying Proxy Statement:
to elect one director to hold office as a Class II director until the 2022 Annual Meeting of Stockholders or until his successor is duly elected and qualified;
to ratify the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and, to transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure that each stockholder’s vote is counted at the Annual Meeting, stockholders are requested to complete, sign, date and return the proxy form provided to you as promptly as possible in the envelope provided, or to submit their proxy by Internet, as described in the proxy form being mailed to you. Stockholders attending the Annual Meeting may vote in person even if they have previously submitted their proxy authorization.
Only stockholders of record as of the close of business on April 9, 2019 are entitled to receive notice of and to vote at the Annual Meeting and any postponement(s) or adjournment(s) thereof. A list of such stockholders shall be open to the examination of any stockholder of record at the Company’s offices during normal business hours for a period of ten days prior to the Annual Meeting, and shall also be open for examination at the Annual Meeting and any postponement(s) or adjournment(s) thereof.

By Order of the Board,

/s/ L. Melvin Cooper
L. Melvin Cooper
Secretary
Alice, Texas
April 25, 2019
IT IS IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE PROXY FORM IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. SUBMITTING YOUR PROXY AUTHORIZATION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES OF COMMON STOCK IN MORE THAN ONE NAME, OR IF YOUR SHARES ARE REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS. IF SO, SIGN AND RETURN EACH OF THE PROXY FORMS YOU RECEIVE OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET SO THAT ALL OF YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AUTHORIZATION AT ANY TIME BEFORE ITS USE.

i

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END	18
Potential Payments Upon Termination or Change In Control	19
Payments Made Upon Termination for “Good Reason”	19
Payments Made Upon Termination Without Good Cause	19
Payments Made Upon a Change in Control	19
Payments Made Upon Voluntary Termination or Termination with Good Cause	20
Payments Made Upon Permanent Disability or Death	20
Material Conditions and Obligations Under the Employment Agreements	20
Narrative Discussion	21
Officers Who Also Act As Directors	21
Principal Stockholders	21
Certain Relationships and Related Transactions	23
Registration Rights Agreement	23
Review, Approval or Ratification of Transactions with Related Persons	24
Section 16(a) Beneficial Ownership Reporting Compliance	24
Audit Committee Report	25
Other Matters	25

ii

Forbes Energy Services LTD
3000 South Business Highway 281
Alice, Texas 78332
PROXY STATEMENT
April 25, 2019
General Information
This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Forbes Energy Services Ltd. (“we”, “our”, “us”, “FES Ltd.” or the “Company”) for the 2019 Annual Meeting of Stockholders to be held on June 7, 2019, and any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting and proxy form are first being sent or made available to stockholders on or about April 26, 2019.
Record Date and Voting Securities
Stockholders of record as of the close of business on April 9, 2019 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 5,439,247 shares of our common stock, par value $0.01 per share, issued and outstanding. Each outstanding share of common stock on the Record Date is entitled to one vote upon each matter properly submitted to a vote at the Annual Meeting.
Stockholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting, or by proxy submitted by mail or Internet as described on the notice and access form.
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.
One director will be elected by the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting. The proposal seeking ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2019 requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the matter.
Quorum
Except as may be otherwise required by law or the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), or the Company’s Second Amended and Restated Bylaws (the “Bylaws”), the holders of a majority of the Company’s shares of common stock entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the stockholders. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of the Company’s common stock represented by properly executed and returned proxies will be treated as present. Shares of the Company’s common stock present or represented at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.
How Your Proxy Will be Voted on Actions to be Taken
The Board is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person.

Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your shares of common stock will be voted as you specify. If you make no specifications, your proxy representing our common stock will be voted:
“FOR” the proposed director nominee;
“FOR” the ratification of the reappointment of independent registered public accounting firm;

We expect no matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. By signing and returning the proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.
Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Annual Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the Annual Meeting.
Proxy Solicitation
We will pay all expenses of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means. We may choose to engage a paid proxy solicitor to solicit proxies for the Annual Meeting, but have not yet done so.
Stockholder Proposals
Stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2020 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. No stockholder proposal was received for inclusion in this Proxy Statement.
In addition to the requirements of Rule 14a-8, and as more specifically provided for in the Bylaws, any stockholder wishing to propose for election as a director must give timely and proper notice of the intention to propose the person for election. A stockholder making a nomination for election to our Board for the 2020 Annual Meeting of Stockholders must deliver proper notice to our corporate secretary at least 90 days but not more than 150 days prior to the first anniversary date of the 2019 Annual Meeting of Stockholders; provided, however, that if the date of the annual meeting of stockholders is more than 30 days before or after such anniversary date, notice by the stockholder, to be timely, must be so delivered, or mailed and received, not less than 90 nor more than 150 days before such annual meeting or on or before the tenth day following the day on which public announcement of the date of such meeting was first made. In other words, for a stockholder nomination for election to our Board to be considered at the 2020 Annual Meeting of Stockholders, it should be properly submitted to the corporate secretary no earlier than January 9, 2020 and no later than March 9, 2020 (provided, however, that in the event that the date of the 2020 Annual Meeting is more than 30 days before or more than 30 days after the first anniversary of the 2019 Annual Meeting of Stockholders, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual meeting is posted to stockholders or the date on which public disclosure of the date of the 2020 Annual Meeting is made).

Pursuant to the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the designated proxies may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2019 Annual Meeting if the stockholder making the proposal has not given the Company timely notice of such proposal.
Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings
Each year in connection with the annual meeting of stockholders, we are required to arrange for a proxy statement and annual report to be provided to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:
Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 3000 South Business Highway 281, Alice, Texas 78332, by telephone at (361) 664-0549 or by e-mail at mledesma@ForbesEnergyServices.com.
Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Company stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the Company by mail at 3000 South Business Highway 281, Alice, Texas 78332, by telephone at (361) 664-0549 or by e-mail at mledesma@ForbesEnergyServices.com.
Proposal No. 1-Election of Director
We currently have six members of the Board, who serve in separate classes, or Class I, Class II or Class III directors. Our Certificate of Incorporation provides that Class I’s term expires at the first annual meeting after such Class I directors’ election or appointment (2018); Class II’s term expires at the second annual meeting after such Class II directors’ election or appointment (2019); and Class III’s term expires at the third annual meeting after such Class III directors’ election or appointment (2020). The Board has nominated the person named below, who is presently serving as a Class II director and has been nominated to serve as a director until the 2022 annual meeting of stockholders or until his successor is duly elected and qualified. If such nominee should be unavailable for election as a result of an unexpected occurrence, the Board’s proxies shall vote such shares for the election of such substitute nominee as the Board may propose. It is not anticipated that such nominee will be unable or unwilling to serve as a director if elected. The only other Class II director, David B. Rosenwasser, is not standing for re-election and his term will end on the Annual Meeting date. At the Company’s Board and Committee meetings of April 1, 2019, the continuing directors expressed their appreciation to Mr. Rosenwasser for his service.
The name, age as of May 1, 2019, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills that support the conclusion of the nominating and corporate governance committee that such nominee for director should serve as a director of the Company as well as the same information for continuing directors is set forth below.

Nominated Director-Class II
John E. Crisp, 57, is the President and Chief Executive Officer of the Company and was appointed to such offices and elected as a director and Chairman of the Board upon the Company’s formation effective April 11, 2008. Since January 1, 2008, Mr. Crisp has been President and Chief Executive Officer of Forbes Energy Services LLC and since June 2007, Mr. Crisp has served as an executive officer of each of TX Energy Services, LLC and C.C. Forbes, LLC, the entities that now serve as the principal operating subsidiaries of the Company (the “Operating Subsidiaries”). Prior to that time, Mr. Crisp helped found the predecessor entities of the Operating Subsidiaries in 2003 and was Director of Operations of one such predecessor entity, TX Energy Services, L.P., from its founding until the reorganization of the Operating Subsidiaries as Delaware limited liability companies in June 2007. Prior to assisting in the founding of the predecessor entities to the Operating Subsidiaries in 2003, Mr. Crisp was a Division Manager at Key Energy from 1998 to 2003. Key Energy acquired Dawson Production Services (“Dawson”) shortly after Dawson acquired Hellums Services, Inc. in 1998. Mr. Crisp became a partner of Hellums in 1995, after serving as their Equipment and Safety Manager from 1990, and served in the same capacity until it was sold to Dawson in 1998, at which time Mr. Crisp was serving as a district manager. Mr. Crisp started in the energy industry in 1978, working as an equipment operator. Mr. Crisp has over 33 years of oilfield services industry experience and has on three separate occasions built and later sold oilfield service businesses. Mr. Crisp currently serves as a director of Texas Champion Bank. He also serves in various management capacities with regard to certain business ventures described under “Certain Relationships and Related Transactions” beginning on page 23 of this Proxy Statement.
Mr. Crisp is one of the founders of the Company and its Chief Executive Officer. As such, Mr. Crisp has a thorough understanding of the Company, its operations and the industry in which it operates. Mr. Crisp’s knowledge of the Company, combined with his long experience working in the oilfield services industry make him a valuable member of the Board.
Continuing Directors-Class I
Lawrence “Larry” First, 57, currently serves as the Chief Investment Officer and Managing Director of Ascribe Capital LLC (“Ascribe”). Mr. First joined Ascribe in 2008. Prior to joining Ascribe, Mr. First was a Managing Director and Co-Portfolio Manager in Merrill Lynch’s Principal Credit Group, a proprietary investing platform for the firm’s capital, where he was responsible for evaluating and managing assets in the team’s North American portfolio, including non-investment grade bank loans, stressed/distressed fixed income investments and public and private equity. Prior to joining Merrill Lynch in 2003, Mr. First was a senior partner in the Bankruptcy and Restructuring department of the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP, where he began his legal career in 1987. At Fried Frank, he represented both debtors and creditors in both in-court and out-of court restructurings as well as lenders to, investors in, and potential buyers and sellers of, financially troubled companies. Prior to his joining Fried Frank’s Bankruptcy and Restructuring department, he was a member of its Corporate Department, where he became a partner in 1994. On behalf of Ascribe Capital LLC, Mr. First has been a member of the boards of directors of Nuverra Environmental Solutions Inc. since May 2018, Engineering Solutions & Products, LLC since November 2013, and Big Run, Inc. since March 2018. He was a director on the board of Geokinetics Inc. from 2013 to 2018, Alion Science and Technology Corp. from August 2014 to August 2015, and EnviroSolutions Inc. from July 2010 to March 2018. Mr. First received a Bachelor of Arts in History and Sociology from Haverford College, and a Juris Doctor from New York University School of Law. He also attended the London School of Economics. Mr. First’s background in the financial and legal industries provides valuable expertise to the Board.
Brett G. Wyard, 49, is a Founder and has served as Managing Partner of Solace Capital Partners since April 2014. Beginning in April 2013, Mr. Wyard spent the year planning and preparing for the founding of Solace Capital Partners. Prior to that, Mr. Wyard was with The Carlyle Group from 2005 to 2012, where he was involved with the raising and investing of $2 billion as a Global Partner, Managing Director and Co-head of Carlyle Strategic Partners. Prior to Carlyle, from 1999 to 2005, Mr. Wyard was Managing Director at Oaktree Capital Management as one of the senior members in the firm’s flagship Opportunities Funds. Between 1992 and 1999, Mr. Wyard had roles at Miller & Schroeder, Voyageur Asset Management, the Financial Restructuring Group at Houlihan Lokey Howard & Zukin, and the Global Special Situations Group at Merrill Lynch. Mr. Wyard received a Bachelor of Arts degree in Economics from Boston College. In addition to the Forbes board, Mr. Wyard is currently a member of the Board of Directors of Select Interior Concepts Inc., the Board of Regents of Boston College, and the Board of Trustees of the St. John’s Health Center Foundation and the Young Presidents’ Organization. Mr. Wyard’s experience in the financial industry, particularly as it relates to corporate restructurings, provides valuable expertise to the Board.
Continuing Directors-Class III
Rome G. Arnold III, 63, since January 2017, has served as a Senior Advisor at Rose and Co., a financial-technology startup company with a focus on digital media. From August 2016 to January 2017, Mr. Arnold was an independent private investor managing his personal investments. From January 2012 through August 2016, Mr. Arnold was a Managing Director at UBS Securities in their Energy Group serving as the Head of Oil Field Services. Mr. Arnold received his Bachelor of Arts in Psychology and History of Art from Yale College. He received his Master of Business Administration with High Distinction (Baker Scholar) from Harvard Business School. Mr. Arnold also serves on the board of directors of New Mountain Finance Corporation, a publicly-traded business development company. Mr. Arnold brings to the Board valuable expertise in the areas of business and finance related to the oil and gas industry.
Paul S. Butero, 62, since October 2015, has served as the Executive Chairman of Laney Directional Drilling Co. and as an Operating Partner of Altos Energy Partners LLC. From May 2015 to October 2015, Mr. Butero worked as an independent consultant focused on mergers and acquisitions. From October 2012 to May 2015, Mr. Butero served as the President and Chief Executive Officer of Nine Energy Service LLC, a SCF Partners OFS portfolio company focused on the completion phase of resource development. Prior to joining Nine Energy Service LLC, Mr. Butero enjoyed over 32 years with Baker Hughes Incorporated, most recently serving as President of US Land Operations. He also served as President of Hughes Christensen Company (drill bits), President of Baker Atlas (wireline), and President of Baker Hughes Inteq (drilling systems). He also held a Vice President role in operations, sales and marketing as well as a number of operational management positions both domestically and internationally. Mr. Butero received his Bachelor of Arts in Geography from the University of Colorado in Boulder. Mr. Butero’s experience as an executive in the oil and gas industry brings valuable expertise to the Board.
The election of a director in this proposal requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to be voted at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.
The Board unanimously recommends that the stockholders vote “FOR” the election of the nominee as a Class II director.

Board Structure, Risk Oversight, Committee Composition and Meetings
The size of the Board is determined by the Board within a size range of no less than five nor more than seven directors, as required by the Company’s Certificate of Incorporation. Although the size of the Board is currently set at six members, it is anticipated that following the Annual Meeting the size of the Board will be reduced to five members. During 2018, our Board held 8 meetings and took action by unanimous written consent 5 times. All of the directors attended at least 75% of the aggregate number of meetings of the Board and of each committee of the Board for the period that they served in 2018. The Board intends to meet at least quarterly every year. The Company has established Second Amended and Restated Corporate Governance Guidelines, which may be found on the Investor Relations page of the Company’s website, www.forbesenergyservices.com. The role and responsibilities of the Chairman of the Board are set forth in the Company’s Bylaws and the Second Amended and Restated Corporate Governance Guidelines.
The Company’s leadership structure contributes to the manner in which the Board oversees risk by providing a high level of experience and independence to the process of risk oversight. The Board’s oversight of risk is centered principally on risks associated with the Company’s strategic plans, growth initiatives and financial results as well as risks attendant to the legal and regulatory environment in which the Company operates. The Board performs this oversight role by receiving and discussing reports from executive management, including major risks confronting the Company. The audit committee enhances the Board’s oversight of risk management by regularly assessing the quality of financial reporting and ethical behavior of the Company.
Since the founding of the Company in April 2008, Mr. Crisp has served as both the Chief Executive Officer and the Chairman of the Board. Mr. Crisp played a key role in the founding of the Company and is involved in the day-to-day operations of the Company. We believe that the optimal leadership structure for the Company is to have Mr. Crisp assume the role of Board Chairman. We believe that this structure will avoid duplication of efforts and provide clear leadership for the Company.
Although the Company’s common stock is currently listed on the OTCQX Best Market, the Board applies NASDAQ rules when determining director independence. The Board has determined that Lawrence “Larry” First, Brett G. Wyard, Rome G. Arnold III, Paul S. Butero and David B. Rosenwasser, during his service, are independent directors as defined by NASDAQ. John E. Crisp is not an independent director because he is an executive officer of the Company and has interests in certain related party transactions that are described in the section titled “Certain Relationship and Related Transactions” below. Although John E. Crisp, the Chairman of the Board, is not an independent director, Lawrence “Larry” First, the Lead Independent Director, is independent. The primary responsibility of the Lead Independent Director is to provide independent leadership. At present, as noted above, a majority of our directors are independent as defined by NASDAQ and as required by NASDAQ rules.
Committees of the Board
The Board has established three Board committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The role and responsibilities of each such committee are set forth in their respective charters that have been approved by the Board. The information below summarizes the functions of each of the committees in accordance with its charter.
Audit Committee
The audit committee has been structured to comply with the requirements of Section 3(a)(58)(A) of the Exchange Act. The Board has determined that the audit committee members have the appropriate level of financial understanding and industry specific knowledge to be able to perform their duties on the committee, are financially literate and qualify as audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act. The Second Amended and Restated Audit Committee Charter may be found on the Investor Relations page of the Company’s website, www.forbesenergyservices.com.
In addition to certain duties prescribed by applicable law, the audit committee is charged, under its written charter, to select and engage the independent public accountants to audit our annual financial statements, subject to stockholder ratification. The audit committee also establishes the scope of, and oversees the annual audit and approves any other services provided by public accounting firms. Furthermore, the audit committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of our internal audit function and our independent auditor, and overseeing our system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. The Board is informed of the audit committee’s activities by reports delivered to the Board.
The audit committee is responsible to ensure satisfactory procedures for receipt, retention, and treatment of complaints and for the confidential, anonymous submission by employees regarding any accounting, internal accounting controls or auditing matters. Pursuant to these responsibilities, the audit committee monitors the Company’s employee hotline for the submission of such issues.
The Board has determined that the audit committee is best suited to review and approve related party transactions. The audit committee reviews related party transactions and determines whether to approve or ratify related party transactions. A summary of the Related Persons Transaction Policy is provided under “Review, Approval or Ratification of Transactions with Related Persons” beginning on page 24 of this Proxy Statement.

In performing its duties, it is the responsibility of the audit committee to maintain free and open communication among the audit committee, our independent registered public accounting firm, the internal audit function and management of the Company.
The audit committee meets at least once per fiscal quarter to fulfill its responsibilities under its charter and in connection with the review of the Company’s quarterly and annual financial statements. In 2018, the audit committee met 6 times. Currently, the audit committee is comprised of Messrs. Arnold, Butero and Rosenwasser. Mr. Arnold is the chair of the audit committee.
Compensation Committee
The compensation committee’s role is to assist the Board in fulfilling its responsibilities relating to matters of compensation, including equity compensation, and to establish a plan of continuity and development for the Company’s senior management. The compensation committee operates under a written charter adopted by the Board, which was amended and restated by the Board on May 9, 2017. The compensation committee periodically assesses compensation of the Company’s executive officers in relation to companies of comparable size, industry and complexity, taking the performance of the Company and such other companies into consideration. The compensation committee makes recommendations to the Board regarding the compensation of the Company’s executive officers other than the Chief Executive Officer. The compensation committee, or together with the other independent directors (as directed by the Board), determines and approves the Chief Executive Officer’s compensation based on its evaluation of the Chief Executive Officer’s performance in relation to the corporate goals and objectives approved by the compensation committee. In addition, the compensation committee will, as appropriate, review and approve public or regulatory disclosure respecting compensation and the basis on which performance is measured. The compensation committee has the sole authority to retain and compensate any outside adviser as it determines necessary to permit it to carry out its duties. The compensation committee may not form or delegate authority to subcommittees without the prior approval of the Board.
The compensation committee may use the findings and recommendations of compensation consultants to help ensure that management’s compensation recommendations properly provide incentives for actions that improve Company performance, and are reasonable when compared to the market for executive talent.
The compensation committee is comprised of Rome G. Arnold III and Paul S. Butero, each of whom is independent under the rules of NASDAQ. In 2018, the compensation committee met 2 times. The compensation committee meets as necessary. Mr. Butero is the chair of the compensation committee.
Nominating and Corporate Governance Committee
Under the Second Amended and Restated Nominating and Corporate Governance Committee Charter, the nominating and corporate governance committee is charged to, among other things, develop, review and recommend to the Board a set of corporate governance policies and procedures for the Company, and to identify, review and recommend to the Board possible candidates for Board membership. The identification of potential Board members is undertaken with a view to ensuring overall diversity of experience, backgrounds, skills, and geographic representation of Board members. The nominating and corporate governance committee receives advice from the Board and will consider written recommendations from the stockholders of the Company respecting individuals best suited to serve as directors, and, when necessary, develop its own list of appropriate candidates for directorships.
The nominating and corporate governance committee is comprised of Paul S. Butero, Rome G. Arnold III, Lawrence First and Brett G. Wyard, all of whom are independent under the rules of NASDAQ. In 2018, the compensation committee met 1 time. The nominating and corporate governance committee meets at least annually, and otherwise as necessary. Paul S. Butero is the chair of the nominating and corporate governance committee.
Availability of Committee Charters and Other Information
The charters for our audit, compensation, and nominating and corporate governance committees, as well as our Second Amended and Restated Corporate Governance Guidelines, Third Amended and Restated Employee Code of Business Conduct and Ethics (which applies to all employees including executive officers and includes a portion of the policy applicable specifically to executive officers), and Second Amended and Restated Code of Business Conduct and Ethics for Members of the Board, can all be found, free of charge, on the Investor Relations page of the Company’s website, www.forbesenergyservices.com. We intend to disclose any changes to or waivers from the Third Amended and Restated Employee Code of Business Conduct and Ethics applicable to the executive officers and the Second Amended and Restated Code of Business Conduct and Ethics for Members of the Board that would otherwise be required to be disclosed under Item 5.05 of Form 8-K on our website. We will also provide printed copies of these materials to any stockholder or other interested person upon request to Forbes Energy Services Ltd., Attn: L. Melvin Cooper, 3000 South Business Highway 281, Alice, Texas 78332. The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the Securities and Exchange Commission (the “Commission”).
We also make available on our website, free of charge, access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and any amendments to those reports and statements, as well as other documents that we file with or furnish to the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are filed with, or furnished to, the Commission.
Nomination Process
It is our Board’s responsibility to nominate members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The nominating and corporate governance committee assists the Board by identifying and reviewing potential candidates for Board membership consistent with criteria approved by the Board. The nominating and corporate governance committee also annually recommends qualified candidates (which may include existing directors) for approval by the Board of a slate of nominees to be proposed for election to the Board at the annual meeting of stockholders. Having considered the qualifications of these individuals, the nominating and corporate governance committee recommended to the Board the reelection of the two candidates nominated above.
As provided in the Bylaws, the Board is authorized to nominate and elect a new director when a vacancy occurs between annual meetings of stockholders. In the event of a vacancy on the Board between annual meetings of the Company’s stockholders, the Board may request that the nominating and corporate governance committee identify, review and recommend qualified candidates for Board consideration to fill such vacancies, if the Board determines that such vacancies will be filled. The Bylaws allow for up to seven directors.
Pursuant to the Certificate of Incorporation, the Board is comprised of no less than five nor more than seven directors, and such directors are divided into three (3) classes with each class to be as nearly equal in number as possible. The terms of office of directors of the first class of directors was set to expire at the first annual meeting of stockholders after their election or appointment (2018), that of the second class was set to expire at the second annual meeting after their election or appointment (2019), and that of the third class was set to expire at the third annual meeting after their election or appointment (2020). Thereafter, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected.
When formulating its recommendations for potential Board nominees, the nominating and corporate governance committee seeks and considers advice and recommendations from management, other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as the nominating and corporate governance committee or the Board may deem appropriate.
Board membership criteria, which are disclosed in the Company’s Second Amended and Restated Corporate Governance Guidelines on the Investor Relations page of the Company’s website, www.forbesenergyservices.com, are determined by the Board, with input from the nominating and corporate governance committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include appropriate knowledge, experience, and skills in areas deemed critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s commitments to the boards of other companies. While the Board does not have a formal policy with respect to diversity of potential Board nominees, the nominating and corporate governance committee considers the impact a potential Board nominee would have in terms of increasing the diversity of the Board with respect to professional experience, background, viewpoints, skills and areas of expertise. The resulting diversity of the Board allows each member of the Board an opportunity to provide specific input to Board decisions in his or her respective area of expertise. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. The Board believes the qualification guidelines included as Exhibit A to the Company’s Second Amended and Restated Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.
Nominations for Directors
The nominating and corporate governance committee will consider candidates for director nominees that are recommended by stockholders of the Company in the same manner as Board recommended nominees, in accordance with the procedures set forth in the Bylaws. Any such nominations should be submitted to the Board care of the Secretary, Forbes Energy Services Ltd., 3000 South Business Highway 281, Alice, Texas 78332 and accompany it with the following information:

appropriate biographical information, a statement as to the qualifications of the nominee and any other information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and
the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder(s).
The written recommendation should be submitted within the time frame described under the caption “Stockholder Proposals” above.
Communications with Directors
The Board has approved a process for stockholders and other interested persons to communicate with the Board or certain committees thereof. A description of this process entitled “Procedures for Communication with Directors” is located on the Company’s website, www.forbesenergyservices.com.
In addition, employees wishing to report concerns regarding possible unethical or unlawful behavior may call the Company’s toll-free governance hotline at 1-866-887-5494. Our audit committee monitors these calls. All calls are documented, and those reports that are deemed to be substantive will be investigated.
Proposal No. 2-Selection and Ratification of the Independent Registered Public Accounting Firm
Our audit committee and Board seek stockholder ratification of the reappointment of BDO USA, LLP to act as the independent registered public accounting firm of the Company for the 2019 fiscal year. If the stockholders do not ratify the appointment of BDO USA, LLP, the audit committee will reconsider this appointment. A representative of BDO USA, LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of the independent auditors.
The Board unanimously recommends that the stockholders vote “FOR” the ratification of the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year.
Independent Auditors and Fees
BDO USA, LLP, began serving as the Company’s independent registered public accounting firm on June 23, 2009. The audit committee approved the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year, subject to ratification by the stockholders.
The following table presents fees for professional audit services rendered by BDO USA, LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2018 and December 31, 2017, and fees billed for other services rendered by BDO USA, LLP during those periods.

	Year Ended December 31,
	2018	2017
Audit fees(1)	$866,545	$922,717
Tax fees(2)	—	115,120
Total	$866,545	$1,037,837

(1)
Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, for the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by BDO USA, LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(2)
Tax fees consist of tax compliance and preparation and other tax services. Tax compliance and preparation consist of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, and tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The audit committee is responsible for the appointment, retention, termination, compensation and oversight of the independent auditors. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Requests for approval are generally submitted at a meeting of the audit committee. The audit committee may delegate pre-approval authority to a committee member, provided that any decisions made by such member shall be presented to the full committee at its next scheduled meeting.
Executive Officers
The names, ages as of May 1, 2019, position and other information concerning our executive officers are set forth below.

Name	Age	Position
John E. Crisp	58	Chairman of the Board, President and Chief Executive Officer
L. Melvin Cooper	65	Senior Vice President, Chief Financial Officer and Secretary
Steve Macek	62	Executive Vice President and Co-Chief Operating Officer
Joe Michetti	49	President and Co-Chief Operating Officer of Forbes Energy Services LLC
John E. Crisp is our President and Chief Executive Officer and was appointed to such offices and elected as a director and Chairman of the Board upon the Company’s formation effective April 11, 2008. Please refer to the section entitled “Proposal No. 1-Election of Director” for additional information with respect to Mr. Crisp’s background and experience.
L. Melvin Cooper is our Senior Vice President, Chief Financial Officer and Secretary and was appointed to such offices upon the Company’s formation effective April 11, 2008. Mr. Cooper also serves as the Senior Vice President and Chief Financial Officer of each of our Operating Subsidiaries. Prior to joining Forbes in 2007, Mr. Cooper served as the Chief Financial Officer or President of companies involved in site preparation for oil and gas exploration companies, supplying products and services to new home builders, and supply chain management. Mr. Cooper has been a member of the Boards of Directors of Flotek Industries, Inc. (NYSE: FTK) since 2010, Par Pacific Holdings, Inc. (NYSE: PARR) since August 2012 and SA Exploration (NASDAQ: SAEX) since July 2016. Mr. Cooper earned a degree in accounting from Texas A&M University-Kingsville (formerly Texas A&I) in 1975. Mr. Cooper has been a Certified Public Accountant since May 1977.
Steve Macek is our Executive Vice President and Co-Chief Operating Officer and was appointed to such offices on April 14, 2017. Prior to such appointments, Mr. Macek served as the Executive Vice President of Well Servicing of C.C. Forbes LLC since 2014. From 2007 to 2014, Mr. Macek served as the Vice President of Well Servicing of C.C. Forbes, LLC. Prior to joining Forbes in 2007, Mr. Macek spent 21 years with Pool Company, which was acquired by Nabors, where he held various positions in Sales and Management in South Texas. Mr. Macek has a total of 36 years in the Well Servicing industry. Mr. Macek received his Bachelor of Business Administration in Marketing from Texas A&M University in Kingsville in 1979.
Joe Michetti is the President and Co-Chief Operating Officer of Forbes Energy Services LLC, the principal operating subsidiary of the Company, and was appointed to such office on November 16, 2018. Mr. Michetti was the co-founder of Cretic Energy Services LLC “Cretic” and served as its President and Chief Executive Officer from 2013 until its acquisition by the Company on November 16, 2018. Prior to founding Cretic, Mr. Michetti co-founded Infinistar Energy Services in 2004, which he sold to Weatherford International in 2009, maintaining a managerial position within Weatherford’s Global Coiled Tubing product line until co-founding Cretic in 2013. He also previously held various managerial and engineering positions for El Paso Production, Burlington Resources and Pan Canadian Petroleum. Mr. Michetti received his Bachelor of Science in Engineering from the University of Montana and an Associate degree in Reservoir Engineering from the Southern Alberta Institute of Technology.
EXECUTIVE COMPENSATION
On January 22, 2017, the Company and our then domestic subsidiaries, or collectively, the Debtors, filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas-Corpus Christi Division, or the Bankruptcy Court, pursuant to the terms of a restructuring support agreement that contemplated the reorganization of the Debtors pursuant to a prepackaged plan of reorganization, as amended and supplemented, the Plan. On March 29, 2017, the Bankruptcy Court entered an order confirming the Plan. On April 13, 2017, or the Effective Date, the Plan became effective pursuant to its terms and the Debtors emerged from their chapter 11 cases.
We are currently considered a smaller reporting company for purposes of the Commission’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding

Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our Chief Executive Officer and our two next most highly compensated executive officers.
This summary focuses primarily on the information in the tables below and related footnotes, as well as the supplemental narratives, relating to the fiscal year ended December 31, 2018. As a smaller reporting company, we are not required to provide, and do not purport to provide, all of the disclosures required for “Compensation Discussion and Analysis” as set forth in Rule 402(b) under Regulation S-K.

Compensation Program Philosophy and Objectives
Our philosophy on the compensation of our executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of high quality, recognize performance and align executive goals with the short-term and long-term objectives of the Company and our stockholders. Our compensation program is designed to reward performance, leadership and loyalty. The elements of our executive compensation program for our executive officers consist of base salary and benefits, cash bonuses and cash incentive awards and equity incentive awards. We provide base salary and benefits in order to compensate executive officers for their day-to-day services rendered to the Company, cash bonuses and cash incentive awards in order to encourage achievement of operating results over the short-term and equity incentive awards in order to better align the interests of our executive officers with the long-term interests of our stockholders. We believe that each of these three principal elements play a role in achieving our overall compensation objective of attracting and maintaining high quality individuals, recognizing performance and aligning executive goals with the objectives of the Company.
We do not have a formal policy for allocating between cash and non-cash compensation, generally, or with respect to our named executive officers. Each year, the compensation committee evaluates each element of compensation separately and as a whole. In making this evaluation, the compensation committee generally considers information regarding such executive officer’s performance; the performance of the Company, past compensation practices and general industry information. In 2015, the Company engaged a compensation consultant to prepare a study of peer group compensation practices to assess the competitiveness of our compensation. A discussion of how this comparison was conducted and a list of the peer companies considered is provided in the section entitled “How and why we benchmark compensation against our peers,” below. In 2017, prior to the Effective Date, the Company did not change its approach to compensation. However, on the Effective Date, the Company’s executive officers entered into new employment agreements, and the Company made other changes to its approach to compensation that are described below.
Base Salary
As stated above, we provide base salary to our executive officers in order to compensate such officers for the services they provide to the Company, on a day-to-day basis. The base salaries for the executive officers were initially set in April 2017, when we entered into new employment agreements with such officers at the time we exited from our chapter 11 reorganization. Salaries for Messrs. Crisp and Cooper were the same salaries that were in effect since 2012. The salary level for Mr. Macek was effective as of the date of the reorganization when he assumed the title and responsibilities of Chief Operating Officer. The compensation committee will from time to time evaluate those salaries based on the contributions made, responsibilities assumed and skills possessed by each such executive, as well as the condition of the Company and the overall energy services industry.
The compensation committee determined that the base salary of Messrs. Crisp, Cooper, Macek and Michetti of $652,224, $432,508, $408,774 and $400,000, respectively, should remain unchanged for 2019. These salaries are based on the factors described above and an earlier review of compensation practices of our peer group, which is described in greater detail in the section entitled “How and why we benchmark compensation against our peers” beginning on page 12. With respect to setting the salary of Mr. Cooper, specifically, the compensation committee felt, and continues to feel, that Mr. Cooper’s talents and achievements make him well qualified to take a position in a company whose size exceeds our peer group. Further, the compensation committee was particularly mindful of the broad scope of responsibilities assumed by Mr. Cooper, including those associated with a treasurer, corporate secretary, mergers and acquisitions director, and investor relations, which may not be performed by chief financial officers in other similarly situated companies.

Benefits and Perquisites.
The Company provides the executive officers and other employees with perquisites and other personal benefits as part of providing a competitive executive compensation program. The Company provides its executive officers with health, medical, dental and life insurance coverage, as it does for all of its employees, provided that with regard to these benefit plans, the Company compensates the executives for the cost of certain premiums for such plans that are not covered for all employees. The cost of such premiums are included in the executive officer salaries referenced above.

Messrs. Crisp and Macek have also been provided company trucks, which are used to access work sites and for other business-related purposes. Further, Messrs. Crisp, Cooper and Michetti receive a monthly vehicle allowance. This vehicle allowance is also available to certain managers and full-time employees.
Annual Bonuses and Cash Incentive Compensation and Related Stock Grants
The Company uses cash compensation in excess of base salary to encourage achievement of operating results and to create a competitive compensation package for our executive officers. In fiscal year 2017, the compensation committee adopted a formal plan, which we refer to as our annual bonus plan or our STIP. The compensation committee believes that the adoption of this performance incentive compensation approach, which operates under our Plan, brings greater certainty and executive accountability to the Company’s compensation package.
For fiscal year 2018, the target awards under the annual bonus plan were based on a percentage of each named executive officer’s base salary. In the case of Mr. Crisp, his target award was 100% of base salary. In the case of Messrs. Cooper and Macek, their target award was 70% of their base salary.
In previous years, the Company used adjusted EBITDA as the primary financial metric for assessing short-term corporate performance and as a measurement to reward its executive officers. The Company continues to use adjusted EBITDA as the primary financial metric for assessing short-term corporate performance, with 75% of the potential short-term award being based on adjusted EBITDA, 37.5% for the short-term award being based on achieving adjusted EBITDA of at least $14.6 million (the “First EBITDA Component”) and another 37.5% for the short-term award being based on achieving adjusted EBITDA of at least $18.3 million (the “Second EBITDA Component”), or if adjusted EBITDA were between $14.6 million and $18.3 million, then the percentage applicable to the Second EBITDA Component would be interpolated on a straight-line basis between $14.6 million and $18.3 million, provided that, the total Performance Component Award Earned for the First EBITDA Component and the Second EBITDA Component, combined, shall not exceed 75% of the Maximum Award of any named executive officer. For fiscal year 2018, 25% of the award under the annual bonus plan being based on the Company’s safety record as compared to the Industry Total Recordable Incident Rate for the North American Industry Classification System code for oil and gas operations (NAICS 213112) as published by the Bureau of Labor Statistics in October 2016. These percentages are referred to as the “Component Percentage.” Each performance component contributed to the value of the total annual bonus for each executive as discussed below.
The compensation committee established the First EBITDA Component of at least $14.6 million and the Second EBITDA Component of at least $18.3 million for fiscal year 2018, provided that, the percentage applicable to the Second EBITDA Component would be interpolated on a straight-line basis for adjusted EBITDA between $14.6 million and $18.3 million, as discussed above. The 2018 performance of the Company and the officers entitled each of Messrs. Crisp, Cooper and Macek to receive short-term incentive compensation of 37.5% of the target awards for the First EBITDA Component and 66.23% of the target awards for the interpolated Second EBITDA Component.
The safety component of the 2018 target cash incentive compensation was based on the Company achieving a target total recordable incident rate (“TRIR”) that is equal or less (i.e., better) than the industry average TRIR for the North American Industry Classification System code for oil and gas operations (NAICS 213112) for the 2017 calendar year as published by the Bureau of Labor Statistics in 2018. Achievement of TRIR that is better than the industry average earns incentive compensation of 100% of the target cash incentive compensation multiplied by the Component Percentage. For the 2017 calendar year, the TRIR for the North American Industry Classification System code for oil and gas operations (NAICS 213112) as published by the Bureau of Labor Statistics in 2018 was 1.2, while the Company reported a TRIR of 0.77, meaning the Company achieved a safety record for 2018 that was approximately 64% of the industry average TRIR for the North American Industry Classification System code for oil and gas operations.
The compensation committee determined that, because the Company’s safety record was better than the industry average for 2018, each officer was entitled to receive the 25% Component Percentage times the target award.
Although management envisions using the same compensation structure for 2019, the threshold, target and maximum levels of performance for each component performance metric have not yet been approved for 2019.
Equity Incentive Awards
The Company uses equity incentive awards in order to better align the interests of our executive officers with the long-term interests of our stockholders and to create a competitive compensation package for such officers.

On August 28, 2017, based on the approval of the compensation committee, the Company granted (i) 181,440, 86,395 and 86,400 time-based restricted stock units (the “Time-Based RSUs”) respectively to Mr. John E. Crisp (President and Chief Executive Officer), Mr. L. Melvin Cooper (Senior Vice President, Chief Financial Officer) and Mr. Steve Macek (Executive Vice President and then Chief Operating Officer), and (ii) 9,220, 4,390 and 4,390 exit financing restricted stock units (the “Exit Financing RSUs”) respectively to Messrs. Crisp, Cooper and Macek. No further awards were made to the named executive officers in 2018. In connection with the Company’s merger with Cretic, on November 16, 2018, Mr. Michetti was granted 86,400 Time-Based RSUs.
The Time-Based RSUs and the Exit Financing RSUs were granted under the 2017 Management Incentive Plan (the “MIP”) and are governed by the Form of Time-Based Restricted Stock Unit Award Agreement and the Form of Exit Financing Time-Based Restricted Stock Unit Award Agreement disclosed on Exhibits 10.8 and 10.0, respectively, to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2017.
The Time-Based RSUs vested 20% on the date of grant and subsequently vested or will vest 20% each on the first, second, third and fourth anniversaries of the date of grant. The Exit Financing RSUs vested or will vest (i) 40% on the first day following the date that was eighteen (18) months after the date of grant with the remainder vesting, (ii) 20% each on the second and third anniversaries of the date of grant, and (iii) 20% one day prior to the fourth anniversary of the date of grant.
Each of Messrs. Crisp, Cooper, Macek and Michetti were provided with an opportunity to defer the settlement of the Time-Based RSUs and the Exit Financing RSUs.
Clawback Policy
In March 2012, the compensation committee adopted a policy to recover incentive-based compensation paid to any executive officer as required by the provisions of the Dodd-Frank Act, any regulations or rules promulgated thereunder, or any other “clawback” provision required by applicable law or the listing standards of the NASDAQ Global Market. On May 13, 2014, the Company entered into agreements with Messrs. Crisp and Cooper and on March 20, 2018 with Mr. Macek to implement this policy.

Stock Ownership Policy
In March 2015, the compensation committee adopted a stock ownership policy, which applies to the Company’s named executive officers and directors. The policy provides a number of shares that the Company’s named executive officers must accumulate and hold within five years of the date such individual became subject to the policy. The specific ownership requirement for the Company’s chief executive officer and for each of the other named executive officers remains under review for the purpose of amending it to conform to the new equity structure in place since the Effective Date. The stock ownership guidelines for directors are detailed in the section entitled “2018 Director Compensation.”
Tax and Accounting Treatment Issues
Under Section 162(m) of the Code, the Company may not deduct, for federal income tax purposes, compensation paid in excess of $1,000,000 to a named executive officer employed by the Company at year-end. In order to ensure competitive levels of total compensation for our executive officers, there may be circumstances in which the Company’s interests are best served by approving compensation for its executive officers that will not meet the requirements of Section 162(m) of the Code and, therefore, will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee may approve compensation for one or more of its executive officers that is not deductible for federal income tax purposes.
How and why we benchmark compensation against our peers
We operate in a competitive industry and compete with other companies in that industry for executive officers. In order to ensure that our compensation is effective at attracting and retaining executive talent, we feel it is appropriate to compare our compensation with other companies in our industry.
In 2015, Towers Watson was engaged to provide a study of compensation programs of executive officers and directors offered by a broad peer group in order to assist the compensation committee in establishing and maintaining an appropriate compensation program to better enable the Company to attract and retain highly qualified officers and directors. Based on analysis and survey data provided by Towers Watson, in March, 2015, the compensation committee approved a group of peer companies for 2015 (and again for 2016) compensation decisions. The peer companies listed below reflect the list approved by the compensation committee, except that the companies that are no longer in existence have been omitted:

•	Basic Energy Services, Inc.

•	C & J Energy Services, Inc.

•	CARBO Ceramics Inc.

•	Dawson Geophysical Company

•	Dril-Quip, Inc.

•	Gulf Island Fabrication Inc.

•	Helix Energy Solutions Group, Inc.

•	Hombeck Offshore Services, Inc.

•	ION Geophysical Corporation

•	Key Energy Services Inc.

•	Matrix Service Company

•	Nabors Industries Ltd.

•	Newpark Resources Inc.

•

•	Nuverra Environmental Solutions, Inc.

•	Parker Drilling Co.

•	PHI Inc.

•	Pioneer Energy Services Corp.

•	RigNet, Inc.

•	SEACOR Holdings Inc.

•	Superior Energy Services, Inc.

•	TETRA Technologies, Inc.

•	Tidewater Inc.
How and why we plan to use adjusted EBITDA to determine whether incentive cash compensation has been earned
The term “adjusted EBITDA” is defined as income (loss) before interest, taxes, depreciation, amortization, gain (loss) on early extinguishment of debt and non-cash stock based compensation, excluding non-recurring items. Management does not include gain (loss) on extinguishment of debt, non-cash stock based compensation or other nonrecurring items in its calculations of EBITDA because it believes that such amounts are not representative of our core operations. Further, management believes that most investors exclude gain (loss) on extinguishment of debt, stock based compensation recorded under FASB ASC Topic 718 and other nonrecurring items from customary EBITDA calculations as those items are often viewed as either non-recurring and not reflective of ongoing financial performance or have no cash impact on operations. As it pertains to the determination of incentive compensation, adjusted EBITDA may include other items as the Compensation Committee of the Board, in its sole discretion, may deem reasonable or appropriate.
Our use of adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and directors and by our investors to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest on our indebtedness; and our operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure. We use adjusted EBITDA in our quarterly earnings releases and other filings with the Commission.
Due to the significance of adjusted EBITDA as a measure of the performance of the Company, the compensation committee felt that it was appropriate to tie elements of executive compensation with the achievement of a target level of adjusted EBITDA. The adjusted EBITDA target is set by the compensation committee, after receiving the recommendation of management. Our use of adjusted EBITDA for 2019 will be the same as in 2018.

Our use of adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our use of adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using adjusted EBITDA as an analytical tool include:

•	Our use of adjusted EBITDA does not reflect our current or future requirements for capital expenditures or capital commitments;

•	Our use of adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on our debt;

•	Our use of adjusted EBITDA does not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

SUMMARY COMPENSATION TABLE
The following table sets forth all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by the Company or a subsidiary thereof, in U.S. dollars, to the individuals who were, at December 31, 2018, the Chief Executive Officer, the Chief Financial Officer and the other executive officers whose total annual compensation was more than $100,000.

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John E. Crisp, President & Chief Executive Officer	2018	652,224(3)	-	-	-	567,676	-	13,653(5)	1,233,553
	2017	664,767(3)	-	1,995,840(4)	-	533,548	-	41,679(5)	3,235,834

L. Melvin Cooper, Senior Vice President & Chief Financial Officer	2018	432,508(3)	-	-	-	259,821	-	13,315(6)	705,644
	2017	440,825(3)	-	950,345(4)	-	244,201	-	12,955(6)	1,648,326

Steve Macek, Executive Vice President and Co-Chief Operating Officer(7)	2018	408,744(3)	-	-	-	244,538	-	-	653,282
	2017	390,663(3)	-	950,400(4)	-	229,836	-	-	1,570,899

Joe Michetti, President and Co-Chief Operating Officer of Forbes Energy Services LLC (8)	2018	43,269(3)	-	406,080(4)	-	-	-	1,000(6)	450,349

(1)	These amounts include gross-up payments for insurance premiums.

(2)	The amounts noted reflect the cash incentive payments to the executive officers under the Company’s annual bonus plan.

(3)	The amounts noted includes an amount by which the executive officer’s compensation was increased to cover the cost of health insurance.

(4)
The grant date fair values of the restricted stock awards are calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions used to calculate the grant date fair value of the restricted stock awards, see Note 6-Share-Based Compensation in our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission.

(5)
This amount is comprised of $28,596 for fees earned as a director during 2017, prior to the Effective Date, and $13,653 and $13,083 for an automobile and related auto expenses in 2018 and 2017, respectively.

(6)	The amount reflects an allowance for automobile and related auto expenses.

(7)	Steve Macek became the Executive Vice President and Chief Operating Officer of the Company on the Effective Date.

(8)	Joe Michetti became the President and Co-Chief Operating Officer of Forbes Energy Services LLC on the November 16, 2018.
Narrative Disclosure to Summary Compensation Table
Cancellation of Prior Equity Interests
On the Effective Date, pursuant to the Company’s reorganization, all prior equity interests, including the Old Common Stock, the Company’s prior preferred stock, awards under the Company’s prior incentive compensation plans (the “Prior Compensation Plans”), and the preferred stock purchase rights under the rights agreement dated as of May 19, 2008 as subsequently amended on July 8, 2013 (the “Rights Agreement”), between the Company and CIBC Mellon Trust Company, as rights agent) of the Company were extinguished without recovery. Pursuant to the reorganization, on the Effective Date, the Company created a new class of common stock, par value $0.01 per share (the “New Common Stock”). Accordingly, the Company and each of the named executive officers agreed to cancel, effective as of December 31, 2016, all awards under the Prior Compensation Plan that had not vested as of December 31, 2016.
2017 Management Incentive Plan
On the Effective Date, the MIP became effective.
The compensation committee administers the MIP. The compensation committee has broad authority under the MIP to, among other things: (i) select participants; (ii) determine the terms and conditions, not inconsistent with the MIP, of any award granted under the MIP; (iii) determine the number of shares to be covered by each award granted under the MIP; and (iv) determine the fair market value of awards granted under the MIP, subject to certain exceptions.

Persons eligible to receive awards under the MIP include officers and employees of the Company. The types of awards that may be granted under the MIP include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other forms of stock based awards.
The maximum number of shares of New Common Stock that may be issued or transferred pursuant to awards under the MIP is 750,000, which number may be increased with the approval of the Company’s stockholders. If any outstanding award granted under the MIP expires or is terminated or canceled without having been exercised or settled in full, or if shares of New Common Stock acquired pursuant to an award subject to forfeiture are forfeited, the shares of New Common Stock allocable to the terminated portion of such award or such forfeited shares will revert to the MIP and will be available for grant under the MIP as determined by the Compensation Committee in consultation with the Chairman of the Board, subject to certain restrictions.

As is customary in management incentive plans of this nature, in the event of any change in the outstanding shares of New Common Stock by reason of a stock split, stock dividend or other non-recurring dividends or distributions, recapitalization, merger, consolidation, spin-off, combination, repurchase or exchange of stock, reorganization, liquidation, dissolution or other similar corporate transaction, an equitable adjustment will be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the MIP. Such adjustment may include an adjustment to the maximum number and kind of shares of stock or other securities or other equity interests as to which awards may be granted under the MIP, the number and kind of shares of stock or other securities or other equity interests subject to outstanding awards and the exercise price thereof, if applicable.
Pension and Retirement Plans
We do not have in place any pension or retirement plan with the exception of a 401(k) retirement plan for substantially all of its employees based on certain eligibility requirements. We may provide profit sharing contributions to the plan at the discretion of management. No such discretionary contributions have been made since the inception of the 401(k) retirement plan.
Employment Agreements
In connection with our emergence from the chapter 11 reorganization, Forbes Energy Services LLC entered into (i) amended and restated employment agreements, replacing the prior agreements, with Messrs. Crisp and Cooper and (ii) an employment agreement with Mr. Macek. The following summary details the material terms of the employment agreements:

•
Term. Each of the employment agreements has a current term expiring April 13, 2021, or the Initial Term. The term of each Employment Agreement will automatically extend for an additional year every April 14, commencing April 14, 2021, unless written notice of termination is given between one hundred eighty (180) and two hundred forty (240) days prior to any such renewal date by the employee or the employer.

•
Base Salaries. The employment agreements of Messrs. Crisp, Cooper and Macek provide for annual base salaries of $650,000, $425,000 and $400,000 plus compensation for medical and related premiums, respectively, or such other sums as the parties may agree as determined by the Board, during the Initial Term.

•	Termination.

•
If the employee terminates his employment for “good reason” (as defined in the employment agreements) or under certain circumstances following a change in control, then such employee would be entitled to his base salary, bonus and other compensation and benefits through the actual expiration date of the remaining term of the employment agreement, and any and all options, rights or awards granted in conjunction with the MIP (other than performance awards) would immediately vest and a “pro rata portion” (as defined in the employment agreements) of each performance award would remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a change in control) and would vest or not based on the actual performance for the performance period or, if applicable, upon the change in control.

•
If the employer terminates employee’s employment for any reason other than for good cause, then such employee would be entitled to his base salary, bonus and other compensation and benefits through the actual expiration date of the remaining term of the employment agreement, and any and all options, rights or awards granted in conjunction with the MIP (other than performance awards) would immediately vest and a “pro rata portion” of each performance award would remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a change in control) and would vest or not based on the actual performance for the performance period or, if applicable, upon the change in control.

•

•
If employee is terminated for good cause or if employee voluntarily terminates his employment other than for good reason, employer will pay any compensation earned but not paid to him prior to the effective date of termination.

Employee may voluntarily terminate his employment by giving at least thirty (30) days’ written notice. At that time, employer would have the right to relieve him of his duties; however, his salary would continue during the notice period.

•
If employee dies or becomes permanently disabled during the term of his employment, employer will pay to his estate the compensation that such employee would have earned through the date of death or determination of permanent disability, including salary, any prior year bonus earned but not yet paid, the pro-rated portion of any current year bonus, any and all options, rights or awards granted in conjunction with the MIP would immediately vest and his dependents would be entitled to benefits, including medical and other benefits and use of an employer automobile for a period of one year.

•
Change in Control. If a change in control of the Company shall occur after the Effective Date, then any and all options, rights or awards to employee in conjunction with the MIP would be deemed to have vested immediately prior to such change in control; provided that, with respect to the immediate vesting of any and all performance awards, such awards would immediately vest if and to the extent determined by the Board at the time of grant and set forth in the applicable award agreement between employee and employer. See “Potential Payments Upon Termination or Change in Control.”

•
Restricted Activities. Employee has agreed that, during the term of his agreement and thereafter until the later of (i) the end of the Initial Term or any then applicable extension period and (ii) one year after termination of employment following a notice of non-renewal, regardless of whether the termination occurs with or without cause and regardless of who terminates such employment, he will not, among others, (i) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with the Company’s business or (ii) solicit any of our employees to terminate their employment.

•	Bonuses. The Compensation Committee has discretion to establish the methodology for determining annual bonuses.

•	Permitted Activities. Employee may engage only in those activities set forth in his Employment Agreement and those that would comply with the terms of the covenant applicable to permitted activities.

In connection with the Company’s merger with Cretic, on November 16, 2018, Forbes Energy Services LLC entered into an employment agreement with Mr. Michetti. Pursuant to Mr. Michetti’s employment agreement, Mr. Michetti will provide services as the President and Co-Chief Operating Officer of Forbes Energy Services LLC for an initial term of three years from the effective date of the merger, with automatic one-year renewals thereafter, unless either party provides 90 days’ written notice of intent not to renew the then-applicable term. The Employment Agreement provides for a base salary of $400,000 and provides that Mr. Michetti is eligible to participate in Forbes Energy Services LLC’s annual bonus plan in the discretion of the Board or the compensation committee of the Board. Mr. Michetti is also eligible to participate in such health and other group insurance and other employee benefit plans and programs of Forbes Energy Services LLC as in effect from time to time on the same basis as other senior executives of Forbes Energy Services LLC, and is entitled to a car allowance of $1,000 per month.
Mr. Michetti’s employment agreement subjects Mr. Michetti to the following restrictive covenants: (i) non-solicitation of employees of Forbes Energy Services LLC and non-interference with any customers or clients during employment and for eighteen months thereafter; (ii) non-competition during employment and for eighteen months thereafter; (iii) perpetual non-disclosure of confidential information; and (iv) perpetual non-disparagement.
In the event that Mr. Michetti is terminated by Forbes Energy Services LLC other than for Cause, Disability (as such terms are defined in his employment agreement) or death, he is entitled to (x) base salary continuation for eighteen months, (y) in the event such termination occurs on or after June 30th of a calendar year, a pro-rata bonus for the year of termination, equal to the annual bonus Mr. Michetti would have been entitled to receive had his employment not been terminated, based on the actual performance of Forbes Energy Services LLC for the full year, multiplied by a fraction, the numerator of which is the number of days Mr. Michetti is employed by Forbes Energy Services LLC during the applicable year prior to and including the date of termination and the denominator of which is 365; and (z) subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and Mr. Michetti’s copayment of premiums associated with such coverage consistent with amounts paid by him during the year in which the termination occurs, Forbes Energy Services LLC shall reimburse Mr. Michetti, on a monthly basis, for the excess costs of continued health benefits for himself and his covered dependents from the date of termination through the end of the eighteen month period following the date of termination, or such earlier date on which COBRA coverage for Mr. Michetti and his covered dependents terminates in accordance with COBRA.

GRANTS OF PLAN-BASED AWARDS

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column)(3)
Equity Compensation Plans Approved by Security Holders	-	-	-
Equity Compensation Plans Not Approved by Security Holders	387,723	-	230,680

Total	387,723	-	230,680

(1)
Shares governed by Time-Based RSUs and Exit Financing RSUs granted pursuant to the MIP. For more information regarding the MIP, see “Item 11-Narrative Disclosure to Summary Compensation Table-2017 Management Incentive Plan.”

(2)	The Time-Based RSUs and Exit Financing RSUs have no exercise price.

(3)	This amount is comprised of 230,680 shares of New Common Stock available for issuance under the MIP, as of December 31, 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table sets forth for each named executive officer all option-based and share-based awards outstanding at December 31, 2018.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John E. Crisp, President & Chief Executive Officer	-	-	-	-	-	-	-	118,084	354,252
L. Melvin Cooper, Senior Vice President & Chief Financial Officer	-	-	-	-	-	-	-	56,227	168,681
Steve Macek, Senior Vice President and Co-Chief Operating Officer	-	-	-	-	-	-	-	56,230	168,690
Joe Michetti, President and Co-Chief Operating Officer of Forbes Energy Services LLC	-	-	-	-	-	-	-	69,120	207,360

(1)
The Time-Based RSUs vested 20% on the date of grant and 20% on the first anniversary of the date of grant, and will vest 20% each on the second, third and fourth anniversaries of the date of grant. The Exit Financing RSUs vested (i) 40% on the first day following the date that was eighteen (18) months after the date of grant with the remainder vesting, (ii) 20% each on the second and third anniversaries of the date of grant, and (iii) 20% one day prior to the fourth anniversary of the date of grant.
Potential Payments Upon Termination or Change In Control
The following narrative discussion outlines the material terms of each contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of the Company, with respect to each named executive officer. Potential payments upon termination, including after change in control, to Messrs. Crisp, Macek, Cooper and Michetti are governed by the terms of their respective employment agreements. For more information about their employment agreements, see “Employment Agreements,” above.
Payments Made Upon Termination for “Good Reason”
If any of Messrs. Crisp, Macek or Cooper terminates his employment for “good reason” (as defined in the employment agreements) or under certain circumstances following a change in control, then such employee would be entitled to his base salary, bonus and other compensation and benefits through the actual expiration date of the remaining term of the employment agreement, and any and all options, rights or awards granted in conjunction with the MIP (other than performance awards) would immediately vest and a “pro rata portion” (as defined in the employment agreements) of each performance award would remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a change in control) and would vest or not based on the actual performance for the performance period or, if applicable, upon the change in control.
Payments Made Upon Termination Without Good Cause
If the employer terminates the employment of Messrs. Crisp, Macek or Cooper for any reason other than for good cause, then such employee would be entitled to his base salary, bonus and other compensation and benefits through the actual expiration date of the remaining term of the employment agreement, and any and all options, rights or awards granted to such employees in conjunction with the MIP (other than performance awards) would immediately vest and a “pro rata portion” of each performance award would remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a change in control) and would vest or not based on the actual performance for the performance period or, if applicable, upon the change in control. If the employer terminates the employment of Mr. Michetti for any reason other than for good cause, then Mr. Michetti would be entitled to his base salary, bonus and other compensation and benefits per a period of eighteen (18) months after the effective date of the termination.
Payments Made Upon a Change in Control
If a change in control of the Company occurs after the Effective Date, then any and all options, rights or awards granted to Messrs. Crisp, Macek and Cooper in conjunction with the MIP would be deemed to have vested immediately prior to such change in control; provided that, with respect to the immediate vesting of any and all performance awards, such awards would immediately vest if and to the extent determined by the Board at the time of grant and set forth in the applicable award agreement between employee and employer.
For purposes of the employment agreements of Messrs. Crisp, Cooper and Macek, and the MIP, a “change in control” means:
(i) Any Person, other than a Significant Shareholder, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities; or
(ii) The sale or other disposition of all or substantially all of the assets of the Company to any Person, other than a Significant Shareholder;
provided, however, that no transaction will constitute a Change in Control unless it constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Code and the Treasury regulations promulgated thereunder.
A “Significant Shareholder” means (i) any shareholder of the Company as of the Effective Date who, together with its Affiliates, “beneficially owns” (as defined in Rule 13d-3 of the Exchange Act) as of the Effective Date five percent (5%) or more of the Company’s outstanding voting securities and (ii) with respect to any shareholder described in clause (i) that is an investment fund, any other investment fund managed by the same or an affiliated investment manager.

In the event that it shall be determined that any payment by the Company to or for the benefit of the executive officers would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or any successor provision thereto, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the executive officer shall be entitled to receive an additional payment or payments, or gross-up payment, under his employment agreement or change in control agreement. The gross-up payment shall be in an amount such that after payment by such executive officer of all taxes including any Excise Tax (and including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of such executive officer’s failure to timely file a tax return or pay taxes shown due on such executive officer’s return) imposed upon the gross-up payment, the amount of the gross-up payment retained by such executive officer is equal to the Excise Tax imposed upon the payment. Based on the Company’s calculations as of December 31, 2018, the payments by the Company to or for the benefit of the executive officers would not be subject to the excise tax imposed by Section 4999 of the Code, and the Company would not be required to pay to any of the executive officers an additional gross-up payment attributable to such excise tax.
Payments Made Upon Voluntary Termination or Termination with Good Cause
If any employee is terminated for good cause or if any employee voluntarily terminates his employment other than for good reason, employer will pay any compensation earned but not paid to him prior to the effective date of termination. Messrs. Crisp, Macek and Cooper may voluntarily terminate his employment by giving at least thirty (30) days’ written notice. Mr. Michetti may voluntarily terminate his employment by giving at least fifteen (15) days’ written notice. At that time, employer would have the right to relieve him of his duties; however, his salary would continue during the notice period.
Payments Made Upon Permanent Disability or Death
If any of Messrs. Crisp, Macek, Cooper or Michetti dies or becomes permanently disabled during the term of his employment, the Company will pay to his estate the compensation that such employee would have earned through the date of death or determination of permanent disability, including salary, any prior year bonus earned but not yet paid, the pro-rated portion of any current year bonus. If Messrs. Crisp, Macek or Cooper dies or becomes permanently disabled during the term of his employment, any and all options, rights or awards granted in conjunction with the MIP would immediately vest and his dependents would be entitled to benefits, including medical and other benefits for a period of one year.
Material Conditions and Obligations Under the Employment Agreements
Messrs. Crisp, Cooper or Macek have each agreed during the term of each of their agreements and thereafter until the later of (i) the end of the Initial Term or any then applicable extension period and (ii) one year after termination of employment following a notice of non-renewal, regardless of whether the termination occurs with or without cause and regardless of who terminates such employment, he will not, among others, (i) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with the Company’s business or (ii) solicit any of our employees to terminate their employment. Notwithstanding the foregoing, the respective agreements of Messrs. Crisp and Forbes permit their involvement with other business ventures provided that they are not competitive with the Company’s business or have been approved by the Board. Certain of these transactions are described under “Certain Relationships and Related Transactions” beginning on page 23.
Mr. Michetti has agreed during the term of his agreement and thereafter for a period of eighteen (18) months after termination of employment, regardless of whether the termination occurs with or without cause and regardless of who terminates such employment, he will not, among other things, (i) be employed by or associated with or own more than 2% of the outstanding securities of any entity that competes with the Company’s business, (ii) solicit any of our employees to terminate their employment or (iii) engage or participate in a business activity that (x) acquires, develops or transports hydrocarbons and related products, as defined in his agreement, (y) assesses the exploration potential of hydrocarbon exploration prospects and (z) provides products or services of certain oilfield services in the states of Texas, New Mexico, Oklahoma and Louisiana.

2018 Director Compensation
The following table details the compensation received by each Director, other than named executive officers, for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lawrence First(2)	125,000	—	—	—	—	—	125,000
Brett G. Wyard(3)	125,000	—	—	—	—	—	125,000
Rome G. Arnold III	150,000	—	—	—	—	—	150,000
Paul Butero	150,000	—	—	—	—	—	150,000
David B. Rosenwasser	125,000	—	—	—	—	—	125,000

(1)	No equity was awarded to the Directors in 2018.

(2)	The amount shown reflects the compensation received by Ascribe Investments II, LLC and Ascribe Investments III, LLC on Mr. First’s behalf.

(3)	The amount shown reflects compensation received by Solace on Mr. Wyard’s behalf.
Narrative Discussion
In accordance with the Plan, Lawrence First, Brett G. Wyard, Rome G. Arnold III and Paul S. Butero, together with Mr. Crisp, who remained on the Board, took office on the Effective Date. In addition, David B. Rosenwasser was appointed to the Board on November 21, 2017. The Board members, except Mr. Crisp, were each paid an annual director retainer of $125,000 for 2018. Each of Messrs. First and Wyard directed the Company to pay any director compensation owed to him to Ascribe’s affiliates and Solace, respectively. In March 2015, the compensation committee adopted a stock ownership policy, which applies to the Company’s named executive officers and directors. The policy provides a number of shares that the Company’s directors must accumulate and hold within five years of the date such individual became subject to the policy. The specific ownership requirement for the Company’s directors continues under review for the purpose of amending it to conform to the new equity structure in place since the Effective Date.
Principal Stockholders
The following table sets forth certain information regarding the beneficial ownership of our voting securities as of April 9, 2019:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•

•	each of our directors; and

•	each of our named executive officers and all of our executive officers and directors as a group.
Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Common Stock Beneficially Owned(**)(1)	Percentage of Common Stock Beneficially Owned(%)
Executive Officers and Directors:
John E. Crisp	72,576	1.3
Lawrence A. First.	-	*
Brett G. Wyard	-	*
Rome G. Arnold III	-	*
Paul S. Butero	-	*
L. Melvin Cooper	8,000	*
Steve Macek	17,280	*

Name	Common Stock Beneficially Owned(**)(1)	Percentage of Common Stock Beneficially Owned(%)
David B. Rosenwasser	-	*
Joe Michetti	17,280	*

All directors and executive officers as a group (8 persons)	115,136	2.1
5% Stockholders:
Ascribe Capital LLC	1,286,306(2)	23.6
Solace Forbes Holdings, LLC	947,286(3)	17.4
FMR LLC	870,901(4)	16
Pacific Investment Management Company LLC	576,018(5)	10.6
Minerva Advisors, LLC	334,674(6)	6.2
Courage Capital Management, LLC	272,212(7)	5

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

**
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. There are no shares outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of February 28, 2019.

(1)
On the Effective Date, pursuant to the operation of the Plan, the Forbes Energy Services Ltd. 2017 Management Incentive Plan, or the MIP, became effective. The types of awards that may be granted under the MIP include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other forms of stock based awards. The maximum number of New Common Stock that may be issued or transferred pursuant to awards under the MIP is 750,000, which number may be increased with the approval of the Company’s stockholders.

(2)
Based on information provided on Schedule 13G most recently filed with the SEC by Ascribe, reflecting shares of New Common Stock beneficially owned by Ascribe, which has shared voting power of 1,286,306 shares of New Common Stock. Its principal business address is 299 Park Avenue, 34th Floor, New York, NY 10171.

(3)
Based on information provided on Schedule 13G most recently filed with the SEC by Solace, reflecting shares of New Common Stock beneficially owned by Solace Forbes Holdings, LLC, which has shared voting power of 947,286 shares of New Common Stock. Its principal business address is 11111 Santa Monica Boulevard, Suite 1275, Los Angeles, CA 90025.

(4)
Based on information provided on Schedule 13G most recently filed with the SEC by FMR LLC, reflecting shares of New Common Stock managed by direct or indirect subsidiaries of FMR LLC (the “Fidelity Entities”). Abigail P. Johnson is the chairman and chief executive officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Entities advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Entities’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Entities’ Boards of Trustees. FMR LLC’s address is 245 Summer Street, Boston, Massachusetts 02210.

(5)
Based on information provided on Schedule 13G most recently filed with the SEC by Pacific Investment Management Company LLC, reflecting shares of New Common Stock beneficially owned by Pacific Investment Management Company LLC, which has sole voting power of 576,018 shares of New Common Stock. Its address is 650 Newport Center Drive, Newport Beach, CA 92660.

(6)
Based on information provided on Schedule 13G most recently filed with the SEC by Minerva Advisors LLC (“Minerva”), reflecting shares of New Common Stock beneficially owned by Minerva, which has sole voting power of 295,527 shares of New Common Stock and shared voting power of 39,147 shares of New Common Stock. David P. Cohen is the President of Minerva. Its address is 50 Monument Road, Suite 201, Bala Cynwyd, Pennsylvania 19004.

(7)
Based on information provided on Schedule 13G most recently filed with the SEC by Courage Capital Management, reflecting shares of New Common Stock beneficially owned by Courage Capital Management, LLC, which has shared voting power of 272,212 shares of New Common Stock. Its address is 4400 Harding Road, Suite 503, Nashville, Tennessee 37205.

Certain Relationships and Related Transactions
The Company and its subsidiaries enter into transactions with related parties in the normal course of conducting business. References in this section to the Company include the Company’s subsidiaries, unless the context indicates otherwise. The Company believes all of the terms with the companies are comparable to terms that were and are available to the Company in arm’s-length transactions with non-related parties. Below are the expenses for the year ended December 31, 2018 related to related party transactions. There were no related party receivables or payables as of December 31, 2018 and no capital expenditures for the year ended December 31, 2018 to related parties.

For the year ended December 31, 2018
Related parties expense activity:
Alice Environmental Holdings, LLC and Alice Environmental Services, LP(1)	$873,897
Animas Holding, LLC(2)	197,252
CJW Group, LLC(3)	37,632
$1,108,781

(1)
Mr. Crisp is a partial owner of Alice Environmental Holdings, LLC, or AEH, and is an indirect shareholder and manager of Alice Environmental Services, LP, or AES and Alice Environmental West Texas, LLC, or AEWT. The Company leases or rents land and buildings from AES.

(2)	Animas Holdings, LLC, or Animas, is partially owned by two sons of Mr. Crisp. Animas owns land and property that it leases to the Company.

(3)	CJW Group, LLC is an entity that leases office space to the Company and is partially owned by Mr. Crisp. In April of 2019, CJW sold its interest in the office space leased by the Company.
In addition to such related party transactions above, Lawrence A. First, a director of FES Ltd., serves as the Chief Investment Officer and Managing Director of Ascribe Capital LLC, or Ascribe, and Brett G. Wyard, also a director of FES Ltd., serves as a Managing Partner of Solace Capital Partners, or Solace, had the right to designate one member of the Board. Additionally, Ascribe and Solace had the right to jointly designate one member of the Board and, together with certain other holders of the Prior Senior Notes, the right to designate the one other member of the Board. Furthermore, Ascribe and/or one of more of its affiliates own approximately 23.6% of the outstanding New Common Stock as of March 31, 2019, and is owed approximately $17.8 million of the aggregate principal amount of the New Loan Agreement and approximately $27.5 million of the aggregate principal amount of the PIK Notes. Solace and/or one of its affiliates own approximately 17.4% of the outstanding New Common Stock as of March 31, 2019, and is owed approximately $16.2 million of the aggregate principal amount of the New Loan Agreement and approximately $20.3 million of the aggregate principal amount of the PIK Notes. Moreover, an affiliate of Solace and affiliates of Ascribe are parties to that certain registration rights agreement dated as of the Effective Date by and among the Company and certain stockholders of the Company, or the Registration Rights Agreement.
Registration Rights Agreement
Pursuant to the Registration Rights Agreement, among other things, any holder that, together with such holder’s affiliates or, collectively, a Demand Holder, (i) beneficially owns at least ten percent (10%) of the outstanding shares of New Common Stock, as of the Effective Date and (ii) continues to beneficially own at least five percent (5%) of the aggregate outstanding shares of New Common Stock will have the right to request the Company to file with the Commission, a registration statement under the Securities Act of 1933, as amended, or the Securities Act, or a Demand Registration, on Form S-1, or a Long-Form Registration, or Form S-3, or a Short-Form Registration, of all or any portion of the Registrable Securities (as defined below) held by such holder. Notwithstanding the foregoing, the Company shall be required to conduct no more than two Long-Form Registrations and an unlimited number of Short-Form Registrations for Demand Holders. Any Demand Holder may request that any offering conducted under a Long-Form Registration or a Short-Form Registration be underwritten.
The term “Registrable Securities” means at any time New Common Stock held or beneficially owned by any party to the Registration Rights Agreement, including (i) any New Common Stock issued pursuant to the Plan or upon the conversion, exercise or exchange, as applicable, of any other securities and/or interests issued pursuant to the Plan and (ii) any shares of New Common Stock acquired in the open market or otherwise purchased or acquired by such person after the Effective Date; provided, however, Registrable Securities shall irrevocably cease to constitute Registrable Securities upon the earliest to occur of: (i) the date on which such securities have been disposed of pursuant to an effective registration statement under the Securities Act; (ii) the date on which such securities have been disposed of pursuant to Rule 144 promulgated under the Securities Act; (iii) the date on which such securities have been transferred to any person in a transfer not complying with the provisions of the Registration Rights Agreement governing the transfer of registration rights; and (iv) the date on which such securities cease to be outstanding.
Pursuant to the Registration Rights Agreement, the Company filed a Long-Form Registration on Form S-1 on February 2, 2018, which was declared effective by the SEC on June 15, 2018. Pursuant to the Registration Rights Agreement, any Demand Holder may request to effectuate a shelf takedown off of such shelf by means of an underwritten public offering. The Company, however, is obligated to effect an underwritten shelf takedown within 60 days after the pricing of a previous underwritten shelf takedown.
In the event the Company proposes to file a Demand Registration or a Company-initiated registration statement with respect to a public offering of any class of the Company’s equity securities other than a registration statement on Form S-8 or Form S-4, such registration a Piggyback Registration, the Company must notify all holders of Registrable Securities of its intention to effect such Piggyback Registration.
The Registration Rights Agreement includes customary indemnification provisions.
Review, Approval or Ratification of Transactions with Related Persons
The Board adopted a written Related Persons Transaction Policy on March 17, 2014. Prior to the adoption of the Related Persons Transaction Policy, certain significant related party transactions were reviewed and approved by the Board.
Pursuant to the Related Persons Transaction Policy, any transaction or series of transactions, arrangement or relationship between the company and a “related person” in which such related person has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be submitted to our audit committee for review, approval, or ratification. A “related person” means a director, executive officer or beneficial holder of more than 5% of the Company’s outstanding common stock, or any immediate family member of the foregoing, as well as any entity at which any such person is employed, is a partner or principal (or holds a similar position), or is a beneficial owner of a 10% or greater direct or indirect equity interest.
The Related Persons Transaction Policy requires our audit committee to be provided with full information concerning the proposed transaction, including the benefits to the Company and the related person, any alternative means by which to obtain like benefits, and terms that would prevail in a similar transaction with an unaffiliated third party. In considering whether to approve or ratify any such transaction, the audit committee will consider all relevant factors, including the nature of the interest of the related person in the transaction and whether the transaction may involve a conflict of interest that is not in or consistent with the best interests of the Company and our stockholders.
Specific types of transactions are excluded from the Related Persons Transaction Policy, such as, for example, transactions in which the related person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction.
Under the agreement governing our existing credit facility, we are only permitted to enter into new transactions with a related party if such transaction is entered into in the ordinary course of business and on an arm-length basis on terms no less favorable than those obtainable form a third-party, subject to certain exceptions, including exceptions for compensation relationships.
Additionally, the Company has a written Third Amended and Restated Employee Code of Business Conduct and Ethics that requires that an employee obtain written approval of the President or the Chief Executive Officer prior to doing business on behalf of the Company with a member of that employee’s family. All of the transactions described above under “Certain Relationships and Related Transactions” on page 23 were approved or ratified by the Board, including the disinterested members thereof.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are also required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the Forms 3 and 4 and amendments thereto filed during the 2018 fiscal year, the Company believes that all of these reporting persons timely complied with their filing requirements.

Audit Committee Report
In accordance with its written charter adopted by the Board, the audit committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management is responsible for the Company’s financial statements, and the independent auditors are responsible for the examination of those statements.
In keeping with its responsibilities, the audit committee has met and held discussions with management, the independent registered public accounting firm and the separate accounting consultants engaged to ascertain compliance with Section 404 of the Sarbanes-Oxley Act and to perform the internal audit function. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm, both with and without management present. In addition, the audit committee has discussed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those required to be discussed by AS 1301, “Communication with Audit Committees,” as currently in effect and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received written disclosures and the letter from our independent registered public accounting firm required by PCAOB Rule 3526, and has discussed with the independent registered public accounting firm matters pertaining to their independence. The audit committee has discussed with the independent auditors all relationships between the registered public accounting firm and the Company that may bear on the auditor’s independence and any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.
Based on the audit committee’s discussions with management and the independent registered public accounting firm, and the audit committee’s review of the audited financial statements, representations of management and the report of the independent registered public accounting firm, the audit committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission. The audit committee reappointed BDO USA, LLP as independent registered public accounting firm for the 2019 fiscal year, subject to stockholder ratification.

AUDIT COMMITTEE OF THE BOARD

Rome G. Arnold III
Paul S. Butero
David B. Rosenwasser

April 25, 2019
Other Matters
Neither we nor any of the persons named as proxies know of matters other than those described above to be voted on at the 2019 Annual Meeting of Stockholders. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the direction of the Board.
Our 2019 Annual Report to Stockholders, which contains a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.
Stockholders may also obtain a copy of the Company’s Annual Report on Form 10-K most recently filed with the Commission without charge by writing to the Secretary of the Company at 3000 South Business Highway 281, Alice, Texas 78332. The Company’s Annual Report on Form 10-K and other filings with the Commission may also be accessed on the Company’s website at www.forbesenergyservices.com.

By Order of the Board,

/s/ L. Melvin Cooper
L. Melvin Cooper
Secretary

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

FORBES ENERGY SERVICES LTD.	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
3000 SOUTH BUSINESS HIGHWAY 281 ALICE, TX 78332 ATTN: L. MELVIN COOPER
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS
FOLLOWS:
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold
The Board recommends you vote FOR the following:	☐	☐
1.			Election of Director
Nominee:
01 John E. Crisp

The Board recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2.			Ratification of Selection of Auditors - To ratify the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2019.		☐	☐	☐

For address change/comments, mark here. ☐

(see reverse for instructions)

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.
FORBES ENERGY SERVICES LTD.
ANNUAL MEETING OF STOCKHOLDERS
June 7, 2019
THIS PROXY IS SOLICITED BY THE BOARD
The stockholder hereby appoint(s) John E. Crisp and L. Melvin Cooper, or either of them, as proxies, with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Forbes Energy Services Ltd. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on June 7, 2019, at the Hyatt Regency Houston located at 1200 Louisiana Street, Houston, Texas 77002 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD, AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED REPLY ENVELOPE.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side